Exhibit 99.2
Abercrombie & Fitch Co.
Quarterly Financial Information
(Unaudited)
(in thousands, except per share data and store data)

	Fiscal Years Ended			Fiscal Year 2008					Fiscal Year 2009
	2005	2006	2007	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Net Sales	$2,768,164	$3,284,176	$3,699,656	$787,139	$833,298	$882,811	$980,809	$3,484,058	$601,729	$637,221	$753,684	$935,991	$2,928,626

Cost of Goods Sold	913,979	1,083,509	1,211,490	260,404	247,751	297,847	346,960	1,152,963	220,277	212,706	270,597	341,449	1,045,028

Gross Profit	1,854,186	2,200,668	2,488,166	526,734	585,547	584,965	633,849	2,331,095	381,453	424,516	483,087	594,542	1,883,598

Total Stores and Distribution Expense	998,878	1,155,922	1,344,178	329,755	348,028	373,563	385,017	1,436,363	330,310	332,296	349,362	413,983	1,425,950

Total Marketing, General and Administrative Expense	283,015	356,739	376,780	100,986	105,423	101,375	97,464	405,248	86,345	86,666	87,867	92,390	353,269

Other Operating (Income) Loss, Net	(5,525)	(9,983)	(11,702)	(2,910)	(745)	307	(5,431)	(8,778)	(1,324)	(3,333)	(1,609)	(7,268)	(13,533)

Operating Income	577,817	697,990	778,909	98,901	132,840	109,719	156,799	498,262	(33,878)	8,887	47,467	95,437	117,912

Interest (Income) Expense, Net	(6,672)	(13,896)	(18,827)	(7,646)	(1,757)	(560)	(1,419)	(11,382)	(1,374)	(1,779)	461	1,093	(1,598)

Income (Loss) from Continuing Operations Before Income Taxes	584,489	711,887	797,737	106,547	134,597	110,279	158,218	509,644	(32,504)	10,665	47,005	94,344	119,510

Tax (Benefit) Expense for Continuing Operations	229,107	265,361	298,610	39,380	51,361	40,536	70,197	201,475	(9,400)	18,856	(2,217)	33,319	40,557

Net Income (Loss) from Continuing Operations	355,382	446,525	499,127	67,167	83,236	69,743	88,021	308,169	(23,104)	(8,191)	49,222	61,025	78,953

Net Loss from Discontinued Operations (Net of Taxes)	(21,398)	(24,339)	(23,434)	(5,051)	(5,404)	(5,844)	(19,614)	(35,914)	(36,135)	(18,557)	(10,439)	(13,566)	(78,699)

Net Income (Loss)	$333,984	$422,186	$475,693	$62,116	$77,832	$63,900	$68,407	$272,255	$(59,239)	$(26,747)	$38,784	$47,459	$254

Net Income (Loss) Per Share from Continuing Operations:
Basic	$4.08	$5.07	$5.72	$0.78	$0.96	$0.80	$1.01	$3.55	$(0.26)	$(0.09)	$0.56	$0.69	$0.90
Diluted	$3.90	$4.85	$5.45	$0.75	$0.93	$0.79	$1.00	$3.45	$(0.26)	$(0.09)	$0.55	$0.68	$0.89

Net Loss Per Share from Discontinued Operations:
Basic	$(0.25)	$(0.28)	$(0.27)	$(0.06)	$(0.06)	$(0.07)	$(0.23)	$(0.41)	$(0.41)	$(0.21)	$(0.12)	$(0.15)	$(0.90)
Diluted	$(0.23)	$(0.26)	$(0.26)	$(0.06)	$(0.06)	$(0.07)	$(0.22)	$(0.40)	$(0.41)	$(0.21)	$(0.12)	$(0.15)	$(0.89)

Total Net Income (Loss) Per Share:
Basic	$3.83	$4.79	$5.45	$0.72	$0.90	$0.73	$0.79	$3.14	$(0.68)	$(0.30)	$0.44	$0.54	$0.00
Diluted	$3.66	$4.59	$5.20	$0.69	$0.87	$0.72	$0.78	$3.05	$(0.68)	$(0.30)	$0.44	$0.53	$0.00

Weighted-Average Shares Outstanding:
Basic	87,161	88,052	87,248	86,335	86,842	87,034	87,052	86,816	87,697	87,878	87,943	87,977	87,874
Diluted	91,221	92,010	91,523	90,138	89,963	88,806	88,258	89,291	87,697	87,878	88,730	89,114	88,609

Comparable Store Sales	26%	1%	-1%	-3%	-4%	-14%	-25%	-13%	-30%	-30%	-22%	-13%	-23%

Actual Shares Outstanding	87,726	88,300	86,156	86,446	86,999	87,048	87,055	87,055	87,840	87,908	87,961	87,985	87,985

Number of Stores — End of Period	843	930	1,013	1,024	1,056	1,079	1,097	1,097	1,097	1,103	1,103	1,096	1,096

Gross Square Feet — End of Period	5,956	6,563	7,133	7,219	7,436	7,604	7,760	7,760	7,761	7,843	7,864	7,848	7,848